EXHIBIT 10.3
2024 OMNIBUS STOCK PLAN
DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

On the Date of Grant set forth below, The Davey Tree Expert Company (the “Company”) grants to the Grantee named below, in accordance with the terms of The Davey Tree Expert Company 2024 Omnibus Stock Plan and any rules promulgated by the Committee from time to time for the administration of such plan (the “Plan”) and this Director Restricted Stock Unit Agreement (the “Agreement”), Director Restricted Stock Units with respect to the number of Shares set forth below (the “DRSUs”). Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.
I. NOTICE OF DRSU GRANT

Name of Grantee (the “Grantee”):
Date of Grant:
Number of Shares (the “Shares”):
Vesting Schedule:
[One-third of the DRSUs shall vest on each of the first, second and third anniversaries of the Date of Grant]
II. DIRECTOR RESTRICTED STOCK UNIT AGREEMENT
1. Grant of DRSUs. The Company hereby grants to the Grantee DRSUs with respect to the number of Shares set forth above, subject to the terms and conditions of the Plan and this Agreement.
2. Vesting of DRSUs.
(a) The DRSUs shall become vested on the vesting dates set forth above (the “Vesting Dates”) in accordance with the Vesting Schedule set forth above.
(b) Further, all outstanding, unvested DRSUs will immediately vest in full upon the occurrence of a Change in Control while the Grantee is serving in office as a Non-Employee Director (or during the continued vesting period described in Section 3(b), if applicable), and if such Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code, the vested DRSUs will be paid in a single lump sum payment within 30 days after the Change in Control.
(c) Further, in its discretion, the Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any of the DRSUs.
3. Forfeiture of DRSUs. The DRSUs not theretofore vested will be forfeited unless the Grantee has continued to be a Non-Employee Director from the date of grant through the date of vesting, except as provided in this Section 3.
(a) If the Grantee’s service as a Non-Employee Director is terminated due to the death of the Grantee, the DRSUs not theretofore vested will vest on the date of the Grantee’s death.
(b) If the Grantee ceases to be a Non-Employee Director by reason of employment by the Company, the DRSUs will continue to vest in accordance with Section 2, but only to the extent that the DRSUs would vest during the period of employment with the Company, unless otherwise specified by the Committee or the Board of Directors.
(c) If the Grantee ceases to be a Non-Employee Director upon or after reaching the earlier of (i) age 70 or (ii) the term limit applicable to the Grantee pursuant to the Company’s Corporate Governance Guidelines, the

DRSUs not theretofore vested will vest on the date of such termination of the Grantee’s service in office as a Non-Employee Director.
(d) If the Grantee’s service in office as a Non-Employee Director is terminated for any reason other than those set forth in Sections 3(a), 3(b) or 3(c), the DRSUs not theretofore vested will vest on the date of termination of the Grantee’s service in office as a Non-Employee Director.
4. Settlement of DRSUs. Vested DRSUs will be paid by delivery of Common Shares on (or or as soon as practicable after) March 15 of the year following the year in which the Non-Employee Director ceases to be a Non-Employee Director (or retires or otherwise terminates employment with the Company in the case of a Non-Employee Director who ceases to be a Non-Employee Director by reason of employment by the Company). Payment of the vested DRSUs will be made in a single lump sum payment, unless the Grantee has elected to receive such payment in three substantially equal annual installments pursuant to Section 8 of the Plan.
5. Non-Transferability of DRSUs. The DRSUs are non-transferable, except by the laws of descent and distribution. The Participant shall have no right as a shareholder, including voting or dividend rights, with respect to the DRSUs subject to this Agreement.
6. Company Purchase Rights. By accepting any benefits under this Agreement, the Grantee hereby acknowledges and agrees that, pursuant to Section 16 of the Plan, any Shares acquired under this Agreement (or otherwise acquired under the Plan) shall be subject at all times to the rights of Company and the trust for the Company’s Employee Stock Ownership Plan to purchase any or all such Shares, to the fullest extent provided under the Articles of Incorporation of the Company, as amended from time to time. Any certificates or book entries representing Common Shares delivered pursuant to this Agreement will bear a legend referring to the restrictions on transfer contemplated by the Plan and this Agreement.
7. Certain Tax Matters. The Grantee shall be responsible for the tax consequences of the DRSUs.
8. No Guarantee of Continued Service. Nothing contained in this Agreement shall confer upon the Grantee any right to continued employment or other service with the Company and its Affiliates, or limit or affect in any manner the right of the Company and its Affiliates to terminate the employment or other service of Grantee, or adjust the compensation of Grantee, in each case with or without Cause.
9. Entire Agreement; Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement and supersedes all prior written or oral communications, representations, and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.
10. Adjustments. The number and kind of Shares subject to the DRSUs are subject to adjustment as provided in Section 4(c) of the Plan.
11. Section 409A of the Code. It is intended that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. In particular, notwithstanding any other provision of the Plan or this Agreement to the contrary, and to the extent necessary to comply with Section 409A of the Code: (a) the phrase “ceases to serve as a Non-Employee Director” or words of similar import shall mean the Grantee’s “separation from service”; (b) any DRSUs otherwise payable as a result of a Change in Control shall not be paid at such time unless the Change in Control qualifies as a “change in control event” within the meaning of Section 409A of the Code; and (c) no payment of DRSUs may be accelerated or deferred except as permitted under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the DRSUs granted under this Agreement is not warranted or guaranteed. Neither the Company and its Affiliates, nor the Committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, beneficiary or other taxpayer as a result of this Agreement.

12. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives, and assigns of the Grantee, and the successors and assigns of the Company.
13. Choice of Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any rule or principle of conflicts or choice of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
14. Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that copies of the Plan, Plan Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

THE DAVEY TREE EXPERT COMPANY

By:
Name:
Title

GRANTEE

By:
Name:
Title

NOTE: If your signed Director Restricted Stock Unit Agreement is not received by the Chief Financial Officer of the Company by [________], [20__], the DRSUs shall be forfeited in full.

APPENDIX
CANADA ADDENDUM
Additional Terms and Conditions for Grants of Director Restricted Stock Units Under
The Davey Tree Expert Company 2024 Omnibus Stock Plan
Terms and Conditions
This Canada Addendum includes additional terms and conditions that govern the Director Restricted Stock Units (the “DRSUs”) granted to you under The Davey Tree Expert Company 2024 Omnibus Stock Plan and any rules promulgated by the Committee from time to time for the administration of such plan (the “Plan”) and the Director Restricted Stock Unit Agreement (the “Agreement”) that relates to your Award if you reside in Canada. Capitalized terms used in this Canada Addendum without definition shall have the meanings assigned to them in the Plan and the Agreement. By accepting your Award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your Award.
Notifications
This Canada Addendum also includes information regarding certain issues of which you should be aware with respect to participation in the Plan. The information is based on the securities and other laws in effect in Canada as of January 2024. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Canada Addendum as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your DRSUs vest or Common Shares are acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and The Davey Tree Expert Company (the “Company”) is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in Canada may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred after the DRSUs were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.
Terms and Conditions
Settlement of DRSUs. For greater certainty, vested DRSUs will be paid by the issuance of Common Shares. Each DRSU will be paid, to the extent then vested, on the earlier of the dates set out in Section 4 of the Agreement.
Notifications
Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, Grantees resident in Canada may resell their securities in transactions carried out outside of Canada and, in particular, you are generally permitted to sell Common Shares acquired pursuant to the Plan provided that the Company is a foreign issuer that is not public in Canada and the sale of the Common Shares acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada; or (ii) to a person or company outside of Canada. For purposes hereof, a foreign issuer is an issuer that: (a) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (b) does not have its head office in Canada; and (c) does not have a majority of its executive officers or directors ordinarily resident in Canada.
Foreign Property Information Reporting. A Grantee resident in Canada whose total cost amount of “specified foreign property”, which includes the Common Shares, at any time in a tax year exceeds Cdn. $100,000, is required to file an information return disclosing prescribed information in respect of such property. Penalties may apply where a Canadian Grantee fails to file the required information return in respect of its specified foreign property. Canadian Grantees to whom this reporting requirement may be relevant should consult their own tax advisors.
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